                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN A PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement.
[ ]   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2)).
[X]   Definitive Proxy Statement.
[ ]   Definitive Additional Materials.
[ ]   Soliciting Material under Rule 14a-12.

                                  PHYCOR, INC.
            --------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

      (5)   Total fee paid:

[ ] Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:
                                   ---------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:
                                                         -----------------------

      (3)   Filing Party:
                         -------------------------------------------------------

      (4)   Date Filed:
                       ---------------------------------------------------------

                                     [LOGO]

                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                                   May 1, 2000

To Our Shareholders:

     You are cordially invited to attend the annual meeting of shareholders, which is to be held on Wednesday, May 31, 2000, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee. The following pages contain the formal notice of the annual meeting and our proxy statement, which describe the specific business to be considered and voted upon at the annual meeting.

     It is important that your shares be represented at the meeting. Whether or not you expect to attend in person, we would greatly appreciate your efforts to return the enclosed proxy as soon as possible. If you decide to attend the annual meeting, you may withdraw your proxy should you wish to vote in person.

     We look forward to seeing you at the annual meeting.

                                       Sincerely yours,


                                       /s/ JOSEPH C. HUTTS
                                       -------------------------
                                       Chairman of the Board and
                                       Chief Executive Officer


                             YOUR VOTE IS IMPORTANT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                        THE ENCLOSED PROXY CARD PROMPTLY.

Enclosures:

1.       Proxy Card and Business Reply Envelope
2.       Annual Report to Stakeholders

                                  PHYCOR, INC.
                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                             WEDNESDAY, MAY 31, 2000

                              --------------------

     Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of PhyCor, Inc. (the "Company") will be held on Wednesday, May 31, 2000, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, for the following purposes:

          (1) To approve an amendment to the Company's 1999 Incentive Stock Plan increasing the number of shares of common stock of the Company authorized thereunder from 4,500,000 to 7,700,000;

          (2) To approve an amendment to the Company's Amended 1992 Non-Qualified Stock Option Plan for Non-Employee Directors increasing the number of shares of common stock of the Company authorized thereunder from 337,500 to 637,500;

          (3) To elect four nominees as Class III directors of the Company; and

          (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 20, 2000 will be entitled to vote at the Annual Meeting.

     The enclosed Proxy Statement contains more information pertaining to matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully. Each shareholder who does not plan to attend the Annual Meeting is requested to date, sign and return the accompanying proxy in the enclosed, postage-paid envelope.

                                         By Order of the Board of Directors,


                                         /s/ N. CAROLYN FOREHAND
                                         -----------------------
                                         Secretary

Nashville, Tennessee
May 1, 2000

                                  PHYCOR, INC.
                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                              --------------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 31, 2000

                              --------------------

     This Proxy Statement is furnished to the holders of common stock, no par value per share ("Common Stock"), of PhyCor, Inc. (the "Company") in connection with the solicitation of proxies by the board of directors of the Company (the "Board of Directors") to be voted at the annual meeting of shareholders of the Company (the "Annual Meeting") to be held on Wednesday, May 31, 2000, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, and at any adjournments or postponements thereof.

     Only the holders of Common Stock of record at the close of business on April 20, 2000 will be entitled to vote at the Annual Meeting. On such date, 73,768,467 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote per share held of record on the record date. This Proxy Statement and the accompanying proxy are first being mailed on or about May 1, 2000.

     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders.

     If you properly execute, return and do not revoke the enclosed proxy, the proxy will be voted in accordance with your instructions, if any, and if you do not provide instructions, your proxy will be voted (a) FOR approval of an amendment to the Company's 1999 Incentive Stock Plan to increase the number of shares of Common Stock authorized thereunder, (b) FOR approval of an amendment to the Company's Amended 1992 Non-Qualified Stock Option Plan for Non-Employee Directors to increase the number of shares of Common Stock authorized thereunder, (c) FOR the election as directors of the nominees listed thereon and described in this proxy statement, and (d) in accordance with the recommendation of the Board of Directors on any other proposal that may properly come before the Annual Meeting.

     Directors must be elected by a plurality of votes cast, in person or by proxy, by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. In voting by proxy for the election of four nominees as Class III directors to serve three year terms, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. Abstentions and broker non-votes will be counted for purposes of constituting a quorum, but will not have the effect of voting in opposition to a director.

     All matters to be voted on at the Annual Meeting other than the election of the directors require approval by a majority of the votes cast, in person or by proxy, at the Annual Meeting at which a quorum is present. Abstentions and broker non-votes will be counted for purposes of constituting a quorum, but will not have the effect of a vote against such proposals.

     All expenses of the Annual Meeting, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

     Any shareholder giving a proxy may revoke it by delivering a written notice of such revocation to the Secretary of the Company at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215 prior to the Annual Meeting, by submitting to the Company a more recently dated proxy or by attending the Annual Meeting and voting at any time before it is exercised.

PROPOSAL 1:    APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S
               1999 INCENTIVE STOCK PLAN

     The Board of Directors has adopted, subject to approval by the Shareholders of the Company, an amendment to the Company's 1999 Incentive Stock Plan (the "1999 Plan") increasing the number of shares of Common Stock authorized under the 1999 Plan from 4,500,000 to 7,700,000.

DESCRIPTION OF THE PROPOSED AMENDMENT

     Prior to the amendment of the 1999 Plan (the "1999 Plan Amendment"), 4,500,000 shares of Common Stock had been reserved thereunder, 3,672,400 of which have been used in connection with the granting of non-qualified options ("NSOs"), which are options that are not incentive stock options ("ISOs") as described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to directors and employees of the Company (collectively, ISOs and NSOs are referred to as "Options"). The 1999 Plan was designed to qualify for the exemption from the short-swing profit restrictions on directors and executive officers provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The only change effected by the 1999 Plan Amendment is to increase the number of shares authorized by the 1999 Plan as follows:

     Increase in Shares. Under the 1999 Plan Amendment, an additional 3,200,000 shares are available for grant under the 1999 Plan, none of which have been granted to date. The 1999 Plan is an essential part of the Company's compensation and reward program for its employees and directors because the 1999 Plan enables the Company to compensate its employees and directors for their efforts in the challenging environment in which the Company operates and provides meaningful incentive to motivate the employees to continue their efforts to accomplish the Company's short-term and long-term goals. Accordingly, the Board of Directors believes it is in the interest of the Company and its shareholders to authorize additional shares under the 1999 Plan.

DESCRIPTION OF THE 1999 PLAN

     The compensation committee of the Board of Directors (the "Compensation Committee") is authorized to determine which individuals are to receive options under the 1999 Plan, the type of option to be granted (ISOs or NSOs) and the exercise prices and vesting dates of each Option. The exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% for individuals who own more than 10% of the total outstanding Common Stock). These and other terms are set forth in a written agreement between the Company and the individual receiving the award. The aggregate fair market value of Common Stock (determined at the time the option was granted) with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No Option shall be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of the total outstanding shares of Common Stock).

     Once an Option has become exercisable, the individual may purchase shares of Common Stock from the Company by paying the exercise price in cash, shares of Common Stock or in other consideration acceptable to the Compensation Committee. The Compensation Committee has the discretion to determine the vesting schedules of the options granted pursuant to the 1999 Plan. Options become fully vested upon the occurrence of a merger or certain other corporate events in which the control of the Company is changed.

1999 PLAN BENEFITS

     The number of the Options granted under the 1999 Plan is subject to the discretion, within the terms of the 1999 Plan, of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of the Options cannot be determined prior to their grant. The table below provides information for 1999 regarding the number of shares underlying Options granted under the Incentive Plan:

                       1999 INCENTIVE STOCK PLAN BENEFITS

                                                                    NUMBER OF SHARES
                                                                    UNDERLYING 1999
                        NAME AND POSITION                           STOCK OPTIONS(1)
                        -----------------                           ----------------
        Joseph C. Hutts.......................................           300,000
        Chairman of the Board and Chief Executive Officer

        Thompson S. Dent......................................           250,000
        President and Chief Operating Officer

        Derril W. Reeves......................................           200,000
        Vice Chairman, Executive Vice President and Chief
        Development Officer

        John K. Crawford(2)...................................              --

        Executive Group.......................................           750,000

        Non-Executive Director Group..........................              --

        Non-Executive Officer Employee Group..................         2,881,550

---------------
(1) The closing sales price of the Common Stock of $1.875 as reported on the Nasdaq National Market on December 31, 1999 was less than the weighted average of the exercise prices of the options granted.
(2) Mr. Crawford resigned his positions with the Company effective October 31, 1999. All options held by Mr. Crawford were terminated and warrants for 544,083 shares were issued in connection with his resignation.

FEDERAL INCOME TAX CONSEQUENCES

     Tax consequences to the Company and to individuals receiving Options will vary with the type of Option. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an ISO or a NSO, under the 1999 Plan. An individual who exercises an ISO will not recognize income on its exercise if he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO. Any gain or loss on the sale of the Common Stock after these statutory holding periods will be subject to capital gains treatment. The exercise price of the ISO is the basis for purposes of determining capital gains. For Options exercised after December 31, 2000, reduced capital gains rates apply if the Common Stock is held for at least five years.

     An individual who disposes of the Common Stock before the statutory holding periods are satisfied will have engaged in a "disqualifying disposition" and will recognize ordinary income on the difference between the exercise price of the ISO and the fair market value of the Common Stock at the time the ISO was exercised. The individual's basis in the Common Stock after a disqualifying disposition is its fair market value at the time of exercise. The individual will also be subject to tax on the capital gain, if any, upon the sale of the Common Stock on the amount realized in excess of the basis.

     Generally, the Company is not entitled to a tax deduction upon the grant of an Option or the exercise of an ISO under the 1999 Plan. However, if the individual engages in a disqualifying disposition, the Company may take a tax deduction for the amount of ordinary income recognized by the individual.

     Upon exercise of a NSO, the individual recognizes ordinary income on the difference between the fair market value of the Common Stock and the exercise price paid under the NSO. The Company is generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of the Common Stock. For this purpose, the individual's basis in the Common Stock is its fair market value at the time the NSO is exercised.

REGISTRATION UNDER THE SECURITIES ACT OF 1933

     The Company intends to register the additional shares of Common Stock authorized for issuance under the 1999 Plan on a Registration Statement on Form S-8 as soon as practicable after adoption of the 1999 Plan Amendment by the shareholders of the Company.

REQUIRED VOTE

     Approval of the 1999 Plan Amendment requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of the Common Stock entitled to vote at the Annual Meeting at which a quorum is present.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL
          OF THE AMENDMENT TO THE COMPANY'S 1999 INCENTIVE STOCK PLAN.

PROPOSAL 2:    APPROVAL OF AN AMENDMENT TO THE AMENDED 1992 NON-QUALIFIED STOCK
               OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors has adopted, subject to approval by the shareholders of the Company, an amendment to the Company's Amended 1992 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Director Plan") increasing the number of shares of Common Stock authorized under the Director Plan from 337,500 to 637,500.

DESCRIPTION OF PROPOSED AMENDMENT

     Prior to the amendment of the Director Plan (the "Director Plan Amendment"), 337,500 shares of Common Stock had been reserved thereunder, all of which have been used in connection with the granting of (i) restricted stock awards and (ii) NSOs to directors who are not employees of the Company ("Non-Employee Directors"). Non-Employee Directors are the only eligible participants in the Director Plan. As of the date hereof, there are nine Non-Employee directors.

     The only change effected by the Director Plan Amendment is to increase the number of shares authorized by the Director Plan as follows:

     Increase in Shares. Under the Director Plan Amendment, an additional 300,000 shares are available for grant under the Director Plan, none of which has been granted to date, subject to shareholder approval of this amendment. To enable the Company to successfully meet the challenges of the difficult environment in which the Company operates, it needs experienced Non-Employee Directors. The Director Plan is an essential part of the Company's ability to attract, motivate and retain Non-Employee Directors of experience and ability. Accordingly, the Board of Directors believes that it is in the best interests of the Company to authorize additional shares under the Director Plan.

DESCRIPTION OF THE DIRECTOR PLAN

     As amended, the Director Plan authorizes the issuance of up to 637,500 shares of Common Stock (i) pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted and (ii) pursuant to restricted stock awards, with a per share value equal to the fair market value of the Common Stock on the date of grant. On January 1 of each year, the Non-Employee Directors serving as of such date receive an automatic grant of options to purchase 6,750 shares of Common Stock at an exercise price per share equal to the closing sales price of the Common Stock on the date of grant. The Director Plan is administered by the Board of Directors, but the Board of Directors has no authority, discretion or power to select the participants who will receive options or restricted stock awards pursuant to the Director Plan, to set the number of shares to be covered by each option or the total value of each restricted stock award, to set the exercise price or the period within which the options may be exercised, to set the period of the restrictions applicable to the restricted stock awards or to alter any other terms or condition specified therein.

     The Board of Directors may revoke the automatic grant of options on or prior to January 1st of a given year if no options have been granted to employees since the preceding January 1st under the Company's 1988 Plan or any other employee stock option plan the Company might adopt from time to time. Each option expires ten years from the date of grant, unless cancelled sooner due to termination of service or death, or unless the option is fully exercised prior to the expiration of the option.

     The Director Plan also provides for the automatic award to each Non-Employee Director of restricted stock having a value equal to $7,000 for each year which the Non-Employee Director is elected by the shareholders to serve. The Non-Employee Director receives one-third of the shares after each year of service is completed during their term. The restricted stock awarded to the Non-Employee Directors is held by the Company on behalf of the Non-Employee Directors until distributed to the Non-Employee Directors.

Failure by a Non-Employee Director to complete his or her service to the Company results in the forfeiture of the restricted stock not yet delivered to the Non-Employee Director. The restricted stock granted pursuant to the Director Plan is valued at the fair market value of the Company's Common Stock as of the date of the annual meeting of shareholders at which the Non-Employee Director is elected to serve the Company.

     In consideration for the issuance of options for the purchase of Common Stock and restricted stock awards pursuant to the Director Plan, the Company receives the benefit of the service provided by each Non-Employee Director to the Company. At April 19, 2000, the fair market value of the 317,249 shares of Common Stock underlying the outstanding options issued to date to the Non-Employee Directors who are serving on the Board of Directors and the value of the 40,953 shares of restricted stock awarded to such Non-Employee Directors was $198,280 and $25,596, respectively.

     Each of Messrs. Ackerman, Ashworth, Brooks and Moorhead, Ms. Givens and Ms. James, and Drs. Dunn, Hill and Moncrief received options for the purchase of 3,243 shares of Common Stock on January 1, 2000 pursuant to the Director Plan. Because there were not a sufficient number of shares authorized under the Director Plan, the Company has granted options for the purchase of the remaining 3,507 shares under the 1999 Plan. Messrs. Ashworth and Moorhead are nominees for election at the Annual Meeting and, if elected, each will receive a stock award equal to a value of $21,000 at that time, subject to forfeiture as described above. Below is a table setting forth the value and the number of shares of Common Stock underlying the annual 1999 option grants and restricted stock awards:

DIRECTOR PLAN BENEFITS

                  AMENDED 1992 NON-QUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

                                       NUMBER OF SHARES     DOLLAR VALUE OF 1999    NUMBER OF SHARES OF
                                        UNDERLYING 1999       RESTRICTED STOCK     1999 RESTRICTED STOCK
       GROUP                            STOCK OPTIONS(1)           AWARDS(2)              AWARDS
       ---------------------------     -----------------    --------------------   ---------------------
       Joel Ackerman (3)                       --                   $  --                     --

       Ronald B. Ashworth                     6,750                    --                     --

       Sam A. Brooks, Jr.                     6,750                   6,238                 3,327

       Dr. Winfield Dunn                      6,750                    --                     --

       C. Sage Givens                         6,750                    --                     --

       Dr. Joseph Hill                        6,750                    --                     --

       Kay Coles James                        6,750                   6,238                 3,327

       Dr. James A. Moncrief                  6,750                   6,238                 3,327

       Rodman W. Moorhead, III (3)             --                      --                     --
                                             ------                 -------                 -----

       Non-Employee Director Group           47,250                 $18,714                 9,981

       --------------------------
       (1) The closing sales price of the Company's Common Stock of $1.875 per share as reported on the Nasdaq National Market on December 31, 1999 was less than the weighted average of the exercise prices of the options granted.
       (2) Based upon the closing sales price of the Company's Common Stock of $1.875 per share as reported on the Nasdaq National Market on December 31, 1999.
       (3) Appointed to the Board of Directors on September 3, 1999.

FEDERAL INCOME TAX CONSEQUENCES

     Options

     A Non-Employee Director will not recognize any income and the Company will not be entitled to a deduction upon the grant of options under the Director Plan. Upon the exercise of an option, the Non-Employee Director will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the stock acquired over the exercise price of the option. The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Non-Employee Director. Any additional gain or loss realized by the Non-Employee Director on disposition of the shares of Common Stock will generally be a capital gain or loss to the Non-Employee Director and will not result in an additional tax deduction to the Company.

     Restricted Stock

     Under Section 83(b) of the Code, a Non-Employee Director may elect within 30 days after the date of the issuance of the shares of restricted stock to recognize ordinary income on the date the shares are issued in an amount equal to the fair market value of the shares on that date less the amount paid therefor. If no election is made, the Non-Employee Director will be taxed on the fair market value of the shares, less the amount paid therefor, when the shares are no longer forfeitable. The Company will be entitled to a deduction on the date the Non-Employee Director recognizes income in an amount equal to the fair market value of the shares on that date. A Non-Employee Director will have a tax basis in the shares equal to the amount of the ordinary income recognized.

REQUIRED VOTE

     Approval of the Director Plan Amendment requires the affirmative vote of a majority of the votes cast, in person or by proxy, by holders of the Common Stock entitled to vote at the Annual Meeting at which a quorum is present.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
         FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED 1992
           NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

PROPOSAL 3:      ELECTION OF DIRECTORS

     The Company's Restated Charter provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Board of Directors has nominated the four individuals named below under the caption "Class III Nominees" for election as directors to serve until the annual meeting of shareholders in 2003 and until their successors have been elected and qualified. All of the Class III nominees are currently serving on the Board of Directors of the Company with terms expiring at this Annual Meeting.

     The Company's Amended Bylaws provide that the Board of Directors shall consist of not less than three nor more than 15 directors as established by the Board of Directors. The size of the Board of Directors has been established at 13 directors, and currently consists of 12 directors. Mr. John K. Crawford resigned his positions as a director, and as Executive Vice President and Chief Financial Officer of the Company effective October 31, 1999. The vacancy created by Mr. Crawford's resignation has not yet been filled. The Company intends to fill this vacancy with a Non-Employee Director in the near future. Mr. Joel Ackerman was appointed to the Board of Directors on September 3, 1999 as a Class I Director and will stand for re-election to the Board of Directors with the other Class I Directors in 2001. Mr. Rodman W. Moorhead, III was appointed to the Board of Directors on September 3, 1999 as a Class III Director and is a current nominee to the Board of Directors.

CLASS III NOMINEES:

RONALD B. ASHWORTH
Age - 55
Director since 1992

     Since 1991, Mr. Ashworth has served as President and Chief Executive Officer of the Sisters of Mercy Health System, St. Louis, Missouri ("SMHS"), a system consisting of hospitals and affiliated health care entities serving a seven-state area in the central and southwestern United States. Mr. Ashworth has been a director of SMHS since its inception in 1986. From 1986 to 1990, Mr. Ashworth served as Vice Chairman of Specialized Industries and Marketing for KPMG LLP, the Company's independent public accountants. From 1978 to 1985, Mr. Ashworth served as the National Director of the health care practice of KPMG LLP. Mr. Ashworth has been a director of the Benedictine Health System in Duluth, Minnesota since 1995.

JOSEPH C. HUTTS
Age - 58
Director since 1988

     Mr. Hutts has served as Chairman of the Board and Chief Executive Officer of the Company since the Company's inception. Mr. Hutts also served as President from such time until the appointment of Mr. Dent as President in October 1998. From 1977 to 1986, Mr. Hutts served in various positions with Hospital Corporation of America ("HCA"), including Vice President, Operations, Senior Vice President, Western Operations and President of HCA Health Plans, a managed care subsidiary of HCA. Mr. Hutts served as Vice Chairman and Chief Operating Officer of EQUICOR - Equitable HCA Corporation ("EQUICOR") from 1986 to 1987. Mr. Hutts serves on the boards of directors of Renal Care Group, Inc., a provider of nephrology services ("Renal Care") and Quorum Health Group, Inc. ("Quorum"), an owner and operator of hospitals.

RODMAN W. MOORHEAD, III
Age - 56
Director since 1999

     Mr. Moorhead is a Senior Managing Director of and has been with Warburg, Pincus & Co., LLC ("Warburg, Pincus") since 1973. Prior to joining Warburg, Pincus, he was with Rosenthal & Co., a member of the New York Stock Exchange. Mr. Moorhead is a Director of Cambridge Academies, Coventry Health Care, Inc., ElderTrust, Scientific Learning Corporation, and Transkaryotic Therapies, Inc. He is a Trustee of The Taft School, a member of the Overseer's Committee on University Resources, Harvard College and a Director of The Stroud Water Research Center, Inc.

DERRIL W. REEVES
Age - 56
Director since 1988

     Mr. Reeves has served as Vice Chairman of the Company since October 1998. In addition, since the Company's inception, Mr. Reeves has served as Executive Vice President and Chief Development Officer of the Company. Prior to becoming an officer of the Company, Mr. Reeves served as Vice President of Sales and Marketing with HCA Management Company from 1977 to 1986, at which time he took the position of Senior Vice President, National Sales, with EQUICOR, a position he held until 1987. Mr. Reeves is a director of American Dental Partners, Inc.

CONTINUING DIRECTORS:

     The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting at this Annual Meeting on the election of Class I and Class II directors. The following table shows the names, ages and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.

CLASS I DIRECTORS SERVING UNTIL 2001:

JOEL ACKERMAN
Age - 34
Director since 1999

     Mr. Ackerman is a Managing Director of and has been with Warburg, Pincus since 1993. Prior to joining Warburg, Pincus, he was with Mercer Management Consulting. He is a Director of Coventry Health Care, Inc., Deerfield Healthcare Corporation, MediSphere Health Partners, Inc., Meridian Occupational Healthcare Associates, Inc., and Sonus Corp.

DR. WINFIELD DUNN
Age - 72
Director since 1988

     Dr. Dunn is a former Governor of the State of Tennessee. Dr. Dunn has served as Vice Chairman of the Board of Directors of Total eMed, Inc., a provider of web-based electronic medical transcription services, since June 1998. From 1993 to 1998, Dr. Dunn served as Chairman of the Board of MedShares Management Group, Incorporated, an owner and manager of home health care agencies. From 1987 to 1991, Dr. Dunn served as Chairman of the Board of First Cumberland Bank. From 1979 to 1985, Dr. Dunn served as Senior Vice President, Government Affairs, for HCA. Dr. Dunn is a director of Province Healthcare Company.

C. SAGE GIVENS
Age - 43
Director since 1989

     Since 1995, Ms. Givens has served as the managing partner of Acacia Venture Partners, L.P., a private venture fund specializing in health care services. From 1987 to 1995, Ms. Givens served as a general partner of First Century Management Company. Ms. Givens joined First Century in 1983. Ms. Givens is a director of HEALTHSOUTH Corporation, a leading provider of rehabilitation and outpatient surgery services ("HEALTHSOUTH").

DR. JOSEPH A. HILL
Age - 59
Director since 1989

     Dr. Hill is a physician specializing in family practice at Gold, Vann & White, P.A. (the "Doctors' Clinic") in Vero Beach, Florida, a clinic managed by the Company. Dr. Hill joined the Doctors' Clinic in 1973 and served as its President from 1988 to 1991.

CLASS II DIRECTORS SERVING UNTIL 2002:

SAM A. BROOKS, JR.
Age - 61
Director since 1988

     Mr. Brooks is Chairman, President, Chief Executive Officer and a director of Renal Care. He is also President of MedCare Investments Corp., a health care investment company. From 1992 to 1997, Mr. Brooks served as Chairman of National Imaging Affiliates, Inc., an owner of outpatient diagnostic imaging centers. From 1986 to 1989, Mr. Brooks was President of Nationwide Health Properties, a health care real estate investment trust. From 1969 to 1986, Mr. Brooks served as the Chief Financial Officer of HCA. Mr. Brooks is a director of Quorum.

THOMPSON S. DENT
Age - 50
Director since 1992

     Mr. Dent has served as the President of the Company since October 1998 and as Chief Operating Officer of the Company since October, 1997. From October 1997 to October 1998, Mr. Dent also served as Executive Vice President. Mr. Dent served as Executive Vice President, Corporate Services, from the inception of the Company until October 1997 and served as Secretary of the Company from 1991 to October 1998. Mr. Dent also served as Vice President of Development at EQUICOR from 1986 until 1988. Prior to 1986, Mr. Dent served as Director of Mergers and Acquisitions for HCA. Mr. Dent is a director of Healthcare Realty Trust Incorporated ("HRT"), a real estate investment trust and HealthStream, Inc., a web-based company providing continuing medical education on-line.

KAY COLES JAMES
Age - 50
Director since 1997

     Ms. James is a Senior Fellow at The Heritage Foundation in Washington, D.C. From 1996 to 1999, Ms. James served as a dean of Regent University, Robertson School of Government in Virginia Beach, Virginia. From 1997 to 1999, Ms. James also served as Chairperson of the National Gambling Impact Study Commission. From January 1994 to 1997, Ms. James served as Secretary of Health and Human Resources for the Commonwealth of Virginia.

DR. JAMES A. MONCRIEF
Age - 64
Director since 1988

     Dr. Moncrief is a physician specializing in pediatrics and pediatric neurology at The Green Clinic L.L.C. (the "Green Clinic") in Ruston, Louisiana, a clinic managed by the Company. Dr. Moncrief joined the Green Clinic in 1966 and serves as its President.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Board of Directors held twelve meetings, including regular and special meetings, and took action by written consent four times during 1999. Each director, except for Messrs. Ackerman and Ashworth and Ms. Givens, attended at least 75% of the meetings of the Board of Directors and committees thereof on which the director serves.

     The Committees of the Board of Directors consist of an Audit Committee, on which Messrs. Ackerman and Brooks and Ms. Givens and Ms. James serve, and a Compensation Committee, on which Messrs. Ashworth and Moorhead and Drs. Dunn, Hill and Moncrief serve. During 1999, the Audit Committee and the Compensation Committee each met three times. The Audit Committee is responsible for recommending the independent public accountants to the Board of Directors, reviewing audit fees and supervising matters relating to audit functions and other financial controls. The Compensation Committee is responsible for approving compensation arrangements for executive officers of the Company, reviewing compensation plans, granting stock options, restricted stock and bonus stock awards and reviewing employee compensation policies. The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-Employee Directors are entitled to receive (i) a retainer equal to $7,000 times the number of years for which the Non-Employee Director is elected, payable in restricted shares of the Common Stock, at a price per share equal to the closing sales price of the Common Stock as of the date of the annual meeting of shareholders at which the director is elected to serve, and (ii) options for the purchase of 6,750 shares of Common Stock, pursuant to the Director Plan, automatically issued as of January 1 of each year during which the Non-Employee Director serves the Company at a per share price equal to the closing sales price of the Common Stock on the date of grant. Such newly granted options are immediately exercisable for all shares subject to such options. The shares of restricted stock are held by the Company on behalf of the Non-Employee Director, and each Non-Employee Director receives one-third of the shares upon the completion of each year of his or her term. In addition, Non-Employee Directors receive $2,500 in cash per regular and special meeting of the Board of Directors and $1,000 per committee meeting. Board members are reimbursed for their expenses incurred in attending such meetings.

REQUIRED VOTE

     Directors must be elected by a plurality of the votes cast, in person or by proxy, by the holders of Common Stock entitled to vote at the Annual Meeting at which a quorum is present. The Company's Restated Charter does not provide for cumulative voting, and, accordingly, the holders of the Company's Common Stock do not have cumulative voting rights with respect to the election of directors.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
               ELECTION OF ALL OF THE PROPOSED CLASS III NOMINEES
                           TO THE BOARD OF DIRECTORS.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding beneficial ownership as of March 31, 2000 (unless otherwise indicated) by (i) all directors, nominees for directors and executive officers, (ii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, and (iii) all directors and officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

                                                                           SHARES            PERCENTAGE OF
                                                                        BENEFICIALLY          OUTSTANDING
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)               SHARES
          ---------------------------------------                         --------               ------
Joseph C. Hutts(3)...............................................          2,228,839               2.9%
Thompson S. Dent(4)..............................................          1,936,210               2.6
Derril W. Reeves(5)..............................................          1,835,084               2.4
Joel Ackerman (6)(7).............................................         22,592,651              25.5
Rodman W. Moorhead, III(6)(7)....................................         22,592,651              25.5
John K. Crawford(8)..............................................            602,770                *
Ronald B. Ashworth(9)............................................             81,080                *
Sam A. Brooks, Jr.(10)...........................................             98,269                *
Dr. Winfield Dunn(11)............................................            103,097                *
C. Sage Givens(12)...............................................             92,219                *
Dr. Joseph A. Hill(13)...........................................            111,533                *
Kay Coles James (14).............................................             55,578                *
Dr. James A. Moncrief (15).......................................            113,455                *
Tarpley B. Jones (16)............................................                 --                *
Warburg, Pincus Equity Partners, L.P.(7)(17).....................         22,589,408              25.5
Legg Mason, Inc. (18) ...........................................          7,764,350              10.5
The Prudential Insurance Company of America(19)..................          4,040,308               5.5
All directors and officers as a group (13 persons)(20)...........         29,251,258              36.6%

---------------
*        Less than 1%.
(1) Except as otherwise indicated, the addresses for each director, nominee for director, executive officer and beneficial owner is: care of PhyCor, Inc., 30 Burton Hills, Suite 400, Nashville, Tennessee 37215.
(2) Includes shares of Common Stock subject to options which may be exercised within 60 days of March 31, 2000. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(3)      Includes options to purchase 2,107,488 shares of Common Stock.
(4) Includes options to purchase 1,770,303 shares of Common Stock. Of Mr. Dent's 165,907 shares, 147,986 shares are held in four trusts by Mr. Dent for the benefit of members of his immediate family.
(5)      Includes options to purchase 1,665,303 shares of Common Stock.
(6) All shares indicated as owned by Messrs. Moorhead and Ackerman are included because of their affiliation with Warburg, Pincus Equity Partners, L.P. and its affiliates (the "Warburg, Pincus entities"), except 3,243 options granted to each of Mr. Moorhead and Mr. Ackerman on January 1, 2000 pursuant to the Director Plan. The address of both Messrs. Moorhead and Ackerman is 466 Lexington Avenue, New York, NY 10017. Messrs. Moorhead and Ackerman disclaim beneficial ownership of all shares owned by the Warburg, Pincus entities.
(7) Includes 14,992,408 shares of Common Stock that may be acquired upon the conversion of Series A Zero Coupon Convertible Subordinated Notes due 2014.
(8) Mr. Crawford resigned as an officer and director on October 31, 1999. Ownership information presented here is as of October 31, 1999. All unexercised options held by Mr. Crawford were terminated and warrants for 544,083 shares were issued in connection with Mr. Crawford's resignation.
(9) Includes options to purchase 78,743 shares of Common Stock and 254 shares of restricted Common Stock.

(10) Includes options to purchase 75,368 shares of Common Stock and 3,327 shares of restricted Common Stock.
(11) Includes options to purchase 88,869 shares of Common Stock and 872 shares of restricted Common Stock.
(12) Includes options to purchase 80,431 shares of Common Stock and 872 shares of restricted Common Stock.
(13) Includes options to purchase 80,431 shares of Common Stock and 872 shares of restricted Common Stock.
(14) Includes options to purchase 51,743 shares of Common Stock and 3,327 shares of restricted Common Stock.
(15) Includes options to purchase 80,431 shares of Common Stock and 3,327 shares of restricted Common Stock.
(16) Mr. Jones was appointed Executive Vice President and Chief Financial Officer effective February 1, 2000.
(17) Warburg, Pincus Equity Partners, L.P., including three related limited partnerships ("WPEP"), is an investment company. Warburg, Pincus is the sole general partner of WPEP. WPEP is managed by E.M. Warburg, Pincus & Co., LLC ("EMW LLC"). Lionel I. Pincus is the managing partner of Warburg, Pincus and the managing member of EMW LLC, and may be deemed to control both entities. The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, NY 10017. Messrs. Moorhead and Ackerman are managing directors and members of EMW LLC and general partners of Warburg, Pincus. Messrs. Moorhead and Ackerman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by WPEP.
(18) Legg Mason, Inc. is an investment company. The address of Legg Mason is 100 Light Street, Baltimore, Maryland 21202. Legg Mason Fund Adviser, Inc. holds 7,500,000 shares. Information is as of December 31, 1999 and is derived from Commission filings.
(19) The Prudential Insurance Company is a mutual insurance company has shared voting power over 4,012,323 shares. The address of Prudential Insurance is 751 Broad Street, Newark, New Jersey 07102. Information is as of December 31, 1999 and is derived from Commission filings.
(20) Does not reflect Mr. Crawford's ownership. Includes options to purchase 6,085,596 shares of Common Stock and 12,851 shares of restricted
         Common Stock.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Commission.

     Based solely on a review of copies of reports filed with the Commission and written representations from certain of the Company's directors and executive officers, all reports required to be filed with the Commission by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years have been filed, and no other reports were required.

                             EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued by or on behalf of the Company's Chief Executive Officer and the three other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (hereinafter, collectively referred to as the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1997, 1998 and 1999:

                                                                Summary Compensation Table

                                                 Annual Compensation                             Long-Term Compensation
                                   ---------------------------------------------------      -------------------------------
                                                                            Other           Securities
           Name and                                                        Annual           Underlying         All Other
      Principal Position           Year     Salary($)       Bonus($)   Compensation(1)      Options(#)      Compensation($)
      ------------------           ----     ---------       --------   ---------------      ----------      ---------------
Joseph C. Hutts...............     1999      $600,000         --               --             600,000         $117,275(2)
   Chairman of the Board           1998       646,000(3)   $60,000(4)          --             402,199          201,910(5)
   and Chief Executive Officer     1997       586,000         --  (6)          --             275,259(7)        32,788(8)



Thompson S. Dent..............     1999      $500,000         --               --             525,000         $ 71,046(2)
   President and                   1998       471,000(3)   $55,000(4)          --             364,619          101,739(5)
   Chief Operating Officer         1997       416,000         --  (6)          --             204,576(7)        32,158(8)


Derril W. Reeves..............     1999      $425,000         --               --             450,000         $104,122(2)
   Vice Chairman, Executive        1998       471,000(3)   $55,000(4)          --             334,619          165,573(5)
   Vice President and Chief        1997       416,000         --  (6)          --             204,576(7)        41,321(8)
   Development Officer


John K. Crawford..............     1999      $315,996(9)      --          289,730(10)         250,000         $  8,000(2)
                                   1998       366,000(3)   $50,000(4)          --             306,117            9,832(5)
                                   1997       316,000         --  (6)          --             150,914(7)         8,952(8)

---------------
(1) Except as otherwise noted, for 1997, 1998 and 1999 the perquisites and personal benefits paid to each of the Named Executive Officers was less than $50,000 or 10% of the total salary and bonus reported for the Named Executive Officers, and, therefore, the amount of such other annual compensation is not reported.
(2) Includes the 1999 contributions of $8,000 by the Company to a defined contribution plan for each of the Named Executive Officers. Includes $109,275, $61,813 and $96,122 for each of Messrs. Hutts, Dent and Reeves, respectively, which equals the amount accrued in 1999 pursuant to the supplemental retirement plan described herein. Also includes $1,233 for Mr. Dent, which constitutes the reportable economic benefit in 1999 to Mr. Dent of his split dollar insurance policy.
(3)      Includes cash compensation of $586,000, $416,000, $416,000 and $316,000 and options to purchase 9,023, 8,271, 8,271 and 7,519 shares of Common Stock for Messrs. Hutts, Dent, Reeves and Crawford, respectively. The options are exercisable at a price of $19.00 per share and expire January 14, 2008.
(4) In lieu of any cash bonus for 1998, Messrs. Hutts, Dent, Reeves and Crawford were granted options to purchase 40,060, 29,534, 29,534 and 22,015 shares of Common Stock, respectively, at an exercise price of $19.00 per share. These options expire April 14, 2001.
(5) Includes the 1998 contributions of $8,000 by the Company to a defined contribution plan for the four Named Executive Officers and includes excess premiums paid by the Company in 1998 in term life insurance policies of $1,832 paid on behalf of Mr. Crawford. Also includes $193,910, $93,739 and $157,573 for each of Messrs. Hutts, Dent and Reeves, respectively, which equals the amount accrued in 1998 pursuant to the supplemental retirement plan described herein.
(6) Options to purchase shares were forfeited by the recipient as a result of the recipient's election to forego any bonus for 1997.
(7) Of these options, Messrs. Hutts, Reeves, Dent and Crawford subsequently elected to forfeit options to purchase 38,000, 26,667, 26,667 and 17,500 shares of Common Stock, respectively.
(8) Includes the 1997 contributions by the Company to a defined contribution plan of $8,000 for each Named Executive Officer and includes excess premiums paid by the Company in 1997 on term life insurance policies of $952 paid on behalf of Mr. Crawford. Also includes $24,788, $24,158 and $33,321 for each of Messrs.

         Hutts, Dent and Reeves, respectively, which equals the amount accrued in 1997 pursuant to the supplemental retirement plan described herein.
(9) Represents compensation through Mr. Crawford's resignation effective October 1, 1999.
(10) Represents payments related to Mr. Crawford's termination, including $182,893 in cash surrender value of the life insurance policy held by the Company on Mr. Crawford's life, $70,833 as additional severance compensation and $36,501 for accrued vacation.

         The following table sets forth information concerning the stock options granted to the Named Executive Officers in 1999:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                 Individual Grants
                               ------------------------------------------------------
                                                                                          Potential Realizable Value
                               Number of      Percent of                                   at Assumed Annual Rates of
                               Securities    Total Options                                Stock Price Appreciation for
                               Underlying     Granted to     Exercise or                         Option Term(2)
                                Options      Employees in     Base Price   Expiration     ----------------------------
            Name               Granted(#)     Fiscal Year     ($/Sh) (1)      Date          5% ($)        10% ($)
            ----               ----------     -----------     ----------      ----          ------        -------
Joseph C. Hutts...........     300,000(3)           5.0%        $5.00         3/5/09        943,342      2,390,614
                               300,000(4)           5.0         $1.90       11/19/09        358,470        908,433

Thompson S. Dent..........     275,000(3)           4.6         $5.00         3/5/09        864,730      2,191,396
                               250,000(4)           4.2         $1.90       11/19/09        298,725        757,028

Derril W. Reeves..........     250,000(3)           4.2         $5.00         3/5/09        786,118      1,992,178
                               200,000(4)           3.3         $1.90       11/19/09        238,980        605,622

John K. Crawford (5)......     250,000(3)(6)        4.2         $5.00         3/5/09           --             --
                                74,083(7)           --          $7.91        7/31/00           --             --
                               470,000(7)           --          $5.00        7/31/00           --             --

---------------
(1) Represents the fair market value per share of the Common Stock on the date of the grant of the option.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the Common Stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the Common Stock and the date on which the options are exercised.
(3) All options granted to the Named Executive Officers, including the options described above, are immediately exercisable. These options were granted under the Company's 1988 Incentive Stock Plan.
(4) All options granted to the Named Executive Officers, including the options described above, are immediately exercisable. Options were granted under the Company's 1999 Incentive Stock Plan.
(5) Mr. Crawford resigned his position as an executive officer and director of the Company effective October 31, 1999.
(6) These options and all other options held by Mr. Crawford were canceled in connection with his resignation.
(7) Warrants to purchase shares of the Company's Common Stock were granted to Mr. Crawford in connection with his resignation.

     The Named Executive Officers did not exercise any options during the last fiscal year. The following table sets forth information with respect to unexercised options held as of the end of the fiscal year by the Named Executive
Officers:

                       AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR END
                                  OPTION VALUES

                                   Number of Securities Underlying            Value of Unexercised
                                  Unexercised Exercisable Options at        In-the-Money Exercisable
           Name                         Fiscal Year-End(#)             Options at Fiscal Year-End($)(1)
           ----                   ----------------------------------   --------------------------------
Joseph C. Hutts.............                  2,107,488                                --
Thompson S. Dent............                  1,770,303                                --
Derril W. Reeves............                  1,835,084                                --
John K. Crawford(2).........                      --                                   --

---------------
(1) Based upon the closing sales price of a share of Common Stock as reported on the Nasdaq Stock Market on the date of exercise less the exercise price for the options no op outstanding shares are currently in the money.
(2) Mr. Crawford resigned his position as an executive officer and director on October 31, 1999. All outstanding options held by Mr. Crawford were canceled in connection with his termination and warrants for 544,083 shares were issued.

         The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans, as such term is defined in Commission regulations.

RETIREMENT PLAN

         Effective as of January 1, 1997, the Company established a supplemental, non-qualified retirement plan (the "Retirement Plan") for certain of the Company's executive officers. The Retirement Plan was amended as of December 31, 1999. As of December 31, 1999, under the terms of the Retirement Plan, Messrs. Hutts, Reeves and Dent (the "Eligible Officers") were eligible to participate. The Company may amend or terminate the Retirement Plan at any time.

         Retirement Plan benefits are equal to the amounts that are credited to an Eligible Officer's account. In addition, the accounts are credited with an annual earnings rate through the date of retirement. At retirement, these accruals will be paid in lump sums that are projected to result in a 15 year certain benefit of approximately $301,022 for Mr. Hutts, $216,274 for Mr. Reeves, and $252,736 for Mr. Dent. After the occurrence of a change of corporate control, however, the benefit payable is a straight life annuity (with a ten-year certain period) with annual payments equal to 55% (or, if greater, 2.5% for each year of service) of the Eligible Officer's compensation at the time of the change in control. In addition, the Retirement Plan provides for additional payments by the Company to offset the effects of excise taxes for which the Eligible Officer may become liable under Section 4999 of the Code upon a change of corporate control. Benefits under the Retirement Plan are not subject to offset for Social Security benefits.

         The following table illustrates the total combined estimated annual pension benefits payable to an Eligible Officer at normal retirement age (age 65 under the Retirement Plan) after a change of control based on compensation that is covered under the plans and years of service with the Company and its subsidiaries:

                                 RETIREMENT PLAN

   Average Annual Remuneration Plus
     Company Contributions to the                             Years of Service at Retirement
        Company's Qualified               -----------------------------------------------------------------------
      Retirement Plan (401(k))               15              20              25              30             35
      ------------------------               --              --              --              --             --
           $   200,000                    $110,000       $110,000         $125,000         $150,000    $  175,000
               300,000                     165,000        165,000          187,500          235,000       262,500
               400,000                     220,000        220,000          250,000          300,000       350,000
               500,000                     275,000        275,000          312,500          375,000       437,500
               600,000                     330,000        330,000          375,000          450,000       525,000
               700,000                     385,000        385,000          437,500          525,000       612,500
               800,000                     440,000        440,000          500,000          600,000       700,000
               900,000                     495,000        495,000          562,500          675,000       787,500
             1,000,000                     550,000        550,000          625,000          750,000       875,000
             1,100,000                     605,000        605,000          687,000          825,000       962,500
             1,200,000                     660,000        660,000          750,000          900,000     1,050,000

         As of December 31, 1999, the average three-year compensation, as defined in the Retirement Plan, of the Eligible Officers was: (i) Mr. Hutts, $640,000; (ii) Mr. Reeves, $458,000 and (iii) Mr. Dent, $483,000. As of December 31, 1999, each of the Eligible Officers had 11 years of service with the Company.

SPLIT DOLLAR LIFE INSURANCE

         The Company had previously acquired life insurance policies on the lives of Messrs. Hutts, Dent and Reeves. In 1999, the Company transferred to Mr. Dent the policy on his life subject to a collateral assignment of the policy securing the return of the premiums the Company has paid or will pay. It is anticipated that the Company will similarly transfer the existing policies on the lives of Messrs. Hutts and Reeves to each of them. The Company intends to fund new life insurance policies for each of Messrs. Hutts, Dent and Reeves utilizing a split dollar arrangement. The aggregate face amounts of such policies are anticipated to be approximately $9.25 million, $5.75 million and $4.30 million, respectively for each of Messrs. Hutts, Reeves and Dent. The aggregate insurance premiums expected to be paid by the Company in installments beginning in 2000 through 2004 are approximately $3.250 million, $1.625 million and $1.025 million related to each of Messrs. Hutts, Reeves and Dent, respectively. Although the policies will be owned by the Named Executive Officers, the Company, through a split dollar collateral assignment, will be entitled to reimbursement of the premiums paid relating to this insurance at the earlier of termination of the policies or February 1 of the year after the individual turns 65. Additionally, the policies may be terminated prior to death in certain circumstances. In the event the policies are terminated prior to death, the Named Executive Officer will be entitled to retain the amount accrued by the policy less the premiums paid by the Company. The Company will be reimbursed for premiums paid and will retain a collateral assignment of the policies to ensure the repayment of such premiums. The Company set aside approximately $5.3 million in rabbi trusts established in December 1999 to provide for partial funding of the insurance premiums for these policies. The Company is prohibited from borrowing against such policies without the consent of the insured.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-OF-CONTROL ARRANGEMENTS

         Messrs. Hutts, Reeves and Dent entered into Amended and Restated Employment Agreements with the Company which were effective August 1, 1997, and Mr. Crawford entered into an Amended and Restated Employment Agreement with the Company which was effective April 1, 1999 (collectively, the "Amended Agreements"). The Amended Agreements supersede the employment agreements entered into by each of Messrs. Hutts, Reeves and Dent as of March 25, 1994 and the employment agreement of Mr. Crawford entered into as of August 13, 1997, and extend the employment of the executive officers for an initial period of five years from the date of the execution of the Amended Agreements, unless earlier terminated.

Mr. Crawford terminated his Amended Agreement effective October 31, 1999. The Company will soon begin to negotiate in good faith for the renewal of the Amended Agreements with each remaining Named Executive Officer. Failure by the Company and the Named Executive Officer to reach agreement as to the renewal of the Amended Agreement by 24 months prior to the expiration of the term, to extend the negotiation period of such Amended Agreement, or to reach agreement as to renewal by the end of the extended negotiation period will result in the Amended Agreement being terminated without cause.

         Each of the Amended Agreements provides that the Named Executive Officer may terminate his agreement upon giving 90 days prior written notice of termination to the Company. The Amended Agreements also provide that the Company may terminate the Named Executive Officer at any time for cause, which includes a violation by the Named Executive Officer of any material term of the Amended Agreement or if the Named Executive Officer is convicted of a felony or commits an act of dishonesty, fraud or embezzlement against the Company or its affiliates.

         In the event the Company terminates a Named Executive Officer without cause, the Company is obligated to pay to such Named Executive Officer all bonuses and unreimbursed expenses owed that have accrued. The Company will also
(i) continue to pay the Named Executive Officer's salary for the longer of the remaining term of the Amended Agreement or 24 months, (ii) continue to provide insurance and other benefits for the period the salary is paid, (iii) provide that all grants of outstanding options, Restricted Stock, Bonus Stock and any other incentive stock awards become fully vested and (iv) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded.

         In the event of a merger or consolidation of the Company where the Company does not survive, or survives only as a subsidiary of another company or in the event any person becomes the holder of 50% or more of the Company's outstanding voting securities or has the power, directly or indirectly, to designate a majority of the members of the Board of Directors ("Change of Control") and any of Messrs. Hutts, Dent or Reeves terminates his Amended Agreement within two years of such event, he will be entitled to the benefits described immediately above. In the event Messrs. Hutts, Dent or Reeves becomes subject to an excise tax under Section 4999 of the Code as a result of such payments, the Company will provide additional payments to such executive officer to avoid any adverse economic impact from such excise tax. Additionally upon a Change of Control, payments will be made to the Named Executive Officers under the Retirement Plan, as described under the heading "Retirement Plans."

         In the event any of Messrs. Hutts, Dent or Reeves becomes disabled and his disability continues for a period of 60 consecutive days, the Company will pay the disabled executive officer's insurance, bonus and other benefits for a period of six months from the date of the beginning of the disability. The Named Executive Officer's salary would be reduced by any disability income paid pursuant to any disability insurance policy maintained under the terms of his Amended Agreement. Messrs. Hutts, Reeves and Dent have individual disability insurance policies, the premiums for which are paid by the Company. All other officers and employees of the Company have disability insurance through a group policy, the premiums for which are also paid by the Company.

         Each of the Named Executive Officer's compensation shall consist of an annual salary determined by the Compensation Committee, vacation, bonuses and reimbursement for all reasonable expenses incurred in the performance of his duties. For 2000, Mr. Hutts' base salary is $600,000, the base salary for Mr. Dent is $500,000, and the base salary for Mr. Reeves is $425,000. The base salary of the Named Executive Officers may be adjusted each year by the Compensation Committee.

         Under the Amended Agreements, each Named Executive Officer agrees that during the term of the applicable agreement and for a period of 24 months following the expiration or termination of the applicable agreement, the Named Executive Officer will not (i) operate, develop or own any interest in, other than the ownership of less than 5% of the equity securities of a publicly-traded company, any business which has significant (viewed in relation to the business of the Company) activities or has announced an intention to focus significant resources, relating to the ownership, management or operation of multi-specialty medical clinics, physician group practices, independent practice associations, or other similar entities (a "Business"), (ii) compete with the Company or any of its subsidiaries and affiliates in the operation or development of any Business within the United States, (iii) be employed by any business which owns, manages or operates a Business, (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, its subsidiaries or affiliates and any customer, client, supplier or employee of the Company, its subsidiaries or affiliates, or (v) solicit any employee of the Company, its subsidiaries or affiliates to leave their employment with the Company, its subsidiaries or affiliates, or hire any such employee to work for a Business. In the event the Named Executive Officer is terminated without cause, the above provisions are applicable only for so long as the Company is obligated to pay the Named Executive Officer's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the Compensation Committee of the Board of Directors consisted of Mr. Ashworth and Drs. Dunn, Hill and Moncrief. In addition, Mr. Moorhead was added to the Compensation Committee in October 1999. None of the members of the Compensation Committee has at any time been an officer or employee of the Company or any of its subsidiaries, nor have any of the members had any relationship with the Company requiring disclosure by the Company, except for Mr. Moorhead and Drs. Hill and Moncrief, whose relationships are described hereinafter under the caption "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as follows:

NAME                             AGE    POSITION
----                             ---    --------
Joseph C. Hutts...........       58     Chairman of the Board and Chief Executive Officer
Thompson S. Dent..........       50     President and Chief Operating Officer
Derril W. Reeves..........       56     Vice Chairman, Executive Vice President and Chief
                                        Development Officer
Tarpley B. Jones..........       42     Executive Vice President and Chief Financial Officer

     Tarpley B. Jones has served as Executive Vice President and Chief Financial Officer of the Company since February 1, 2000. From February 1997 until January 2000 Mr. Jones served as President, Chief Executive Officer and a Director of Cardiology Partners of America, Inc., a physician practice management company that operated and managed cardiology physician practices and clinics. Mr. Jones was President of the Surgery Center Division of HEALTHSOUTH from January 1996 until January 1997. He was Senior Vice President and Chief Financial Officer of Surgical Care Affiliates, Inc. ("SCA") from January 1, 1992 until its merger with HEALTHSOUTH in January 1996. Prior to joining SCA, he was Executive Vice President and Chief Financial Officer of Comdata Holdings Corporation and Comdata Network.

     See "Proposal 3: Election of Directors" for information regarding the backgrounds of Messrs. Hutts, Dent and Reeves.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee of the Company at the direction of the Board of Directors pursuant to rules established by the Commission. This report provides certain data and information regarding the compensation and benefits provided to Mr. Hutts, the Company's Chief Executive Officer, as well as to Messrs. Reeves, Dent and Crawford.

     The Compensation Committee is responsible for establishing and administering the Company's executive compensation policies and programs within the guidelines of the Company's compensation philosophy. Recommendations relating to the compensation of the Named Executive Officers are made by the Compensation Committee to the Board of Directors, which makes the final decisions as to compensation. Employees serving on the Board of Directors do not participate in the determination of their own compensation.

COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to provide significant ownership opportunity to the Named Executive Officers so that they will be motivated to enhance shareholder return and increase shareholder value. The compensation policies and programs utilized by the Compensation Committee and endorsed by the Board of Directors generally consist of the following:

     - Recommend the Named Executive Officers' total compensation in relation to Company performance;

     - Provide long-term incentive compensation in the form of stock options to attract, retain, motivate and reward individuals with the experience and skills necessary to promote the Company's success.

     The compensation program of the Company generally consists of (i) base salary and annual incentive compensation in the form of cash bonuses and/or stock option awards and (ii) long-term incentive compensation in the form of stock options.

COMPENSATION

     The 1999 compensation package for each Named Executive Officer was determined based on their individual and unique contributions to the Company. The 1999 compensation package for the Named Executive Officers continued to include annual compensation in the form of base salary which in 1999 was solely payable in cash and long-term compensation in the form of stock options. The Named Executive Officers were not awarded bonuses in 1999.

     The following briefly describes the sources of compensation:

BASE COMPENSATION

     The Company's annual salary levels are intended to reflect the contribution to the Company and level of responsibility of the particular executive officer given the Company's challenging business environment. Individual base salary levels are established based on these guidelines.

ANNUAL INCENTIVES

     Traditionally, bonus opportunities are established in recognition of the bonuses paid in the health care industry and in consideration of the level of each of the Named Executive Officers' position in the Company and resulting influence on business success. The bonus is stated as a percentage of annual salary of the Named Executive Officers. In establishing the level of bonuses actually paid, the Compensation Committee utilizes a formula based upon a comparison of actual earnings per share and return on capital achieved during the year as compared to budgeted amounts for such results. Each of these factors is weighted equally in application of the bonus formula. As stated above, in recognition of the difficult environment in which the Company operates and its performance in 1999, the Compensation Committee did not award bonuses to the Named Executive Officers for 1999.

LONG-TERM COMPENSATION

     The Company's long-term compensation strategy includes the grant of stock options. The Company grants stock options to provide a total compensation package that rewards contributions by the executive officers to the Company's long-term stock performance. These grants are intended not only to motivate and retain the Named Executive Officers in the service of the Company, but also to more closely align the Named Executive Officers' interests with those of the Company's shareholders.

     In making its decisions to approve stock option awards to the Named Executive Officers, the Compensation Committee evaluated the Company's performance for the year, the Company's transition plans, the desirability of long-term service from the Named Executive Officers, the number of options held by other executives in the Company with similar responsibilities as the executive being considered, and the amount and terms of options already held by the Named Executive Officers. The amount of long-term compensation granted to the Named Executive Officers in 1999 was based upon a consideration of the need to ensure that the options granted would provide a meaningful incentive to motivate and retain the Named Executive Officers. In connection with the ongoing compensation plans, the Compensation Committee intends to continue to promote long-term compensation structures which, in the Compensation Committee's opinion, provide features which properly align the Company's executive compensation with corporate performance and the interest of its shareholders and which offer competitive compensation relevant to comparable opportunities in the marketplace.

COMPENSATION PAID IN 1999 TO THE CHIEF EXECUTIVE OFFICER

BASE SALARY

     In order to determine Mr. Hutts' base salary for 1999, the Compensation Committee evaluated the Company's 1999 position and performance and the challenging environment in which the Company was operating. After weighing these factors the Compensation Committee decided to decrease Mr. Hutts' base salary by approximately 7% to $600,000.

ANNUAL INCENTIVE FOR 1999

     As discussed above, given the Company's 1999 operating results, the Compensation Committee did not award Mr. Hutts a bonus for 1999.

LONG-TERM INCENTIVES

     The Compensation Committee determined to issue to Mr. Hutts options for the purchase of an aggregate of 600,000 shares of Common Stock. The grant was intended to recognize Mr. Hutts' efforts in 1999 in a difficult and demanding environment and to provide Mr. Hutts continued motivation to deal with the Company's existing and future challenges. The Compensation Committee believed these option awards would continue to align Mr. Hutts' compensation with the Company's performance and the interest of shareholders.

COMPENSATION PAID IN 1999 TO OTHER NAMED EXECUTIVE OFFICERS

BASE SALARIES

     In order to determine the base salary of Messrs. Reeves, Dent and Crawford, the Compensation Committee evaluated the Company's 1999 position and performance and the challenging environment in which the Company was operating and each individual's responsibility to the Company. After weighing these factors, the Compensation Committee decided that the base salaries of Messrs. Dent and Crawford should be increased and that of Mr. Reeves decreased. In recognition of Mr. Dent's increased responsibility as President of the Company, the Compensation Committee determined to increase his salary by approximately 6%, to $500,000. In determining Mr. Reeves compensation, the Compensation Committee considered the Company's declining development activity and decided to decrease Mr. Reeves base salary by approximately 10%, to $425,000. The Compensation Committee increased Mr. Crawford's 1999 base salary by approximately 16%, to $425,000, in recognition of the increased demands placed on Mr. Crawford. Mr. Crawford tendered his resignation as an officer and director of the Company effective October 31, 1999.

ANNUAL INCENTIVES FOR 1999

     As discussed above, given the Company's 1999 operating results, the Compensation Committee did not award the other Named Executive Officers any bonuses for 1999.

LONG-TERM INCENTIVES

     The Compensation Committee determined to issue Messrs. Dent, Reeves and Crawford options in 1999 to purchase 525,000, 450,000 and 250,000 shares, respectively, of the Company's Common Stock. The grants were intended to recognize the efforts of these Named Executive Officers in 1999 in a difficult and demanding environment and to provide continued motivation to deal with the Company's existing and future challenges. Mr. Crawford's options to purchase 960,254 shares of the Company Stock were canceled in connection with his resignation. As part of his severance compensation, Mr. Crawford was granted warrants, immediately exercisable and expiring July 31, 2000, to purchase 74,083 shares of the Company's Common Stock at $7.91 per share and 470,000 shares of the Company's Common Stock at $5.00 per share.

     The Compensation Committee, with such independent assistance as it believes necessary, will continue to monitor the financial performance of the Company and its executive officers and reassess executive compensation, accordingly.

                                       COMPENSATION COMMITTEE

                                       Dr. Winfield Dunn, Chairman
                                       Ronald B. Ashworth
                                       Dr. Joseph A. Hill
                                       Dr. James A. Moncrief
                                       Rodman W. Moorhead, III

                          COMPARATIVE PERFORMANCE GRAPH

     The following is a comparative performance graph which compares the percentage change of cumulative total shareholder return on the Common Stock with (a) the performance of a broad equity market indicator, the CRSP Index for Nasdaq Stock Market (US Companies) (the "Broad Index"), and (b) the performance of a published industry index, the CRSP Index for Nasdaq Health Services Stocks (the "Industry Index"). The graph begins on December 30, 1994, and assumes the investment on such date of $100 in the Common Stock, the Broad Index and the Industry Index and assumes that all dividends, if any, were reinvested at the time they were paid.


                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                                  PHYCOR, INC.


                                     Legend

CRSP Total Returns Index for:           12/1994   12/1995   12/1996   12/1997   12/1998   12/1999
-----------------------------           -------   -------   -------   -------   -------   -------
PHYCOR, INC.                              100.0    283.5     238.7     227.1      57.3      15.8
Nasdaq Stock Market (US Companies)        100.0    141.3     173.9     213.1     300.2     545.7
Nasdaq Health Services Stocks             100.0    126.8     126.6     129.0     109.3      88.6
SIC 8000-8099 US & Foreign

Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 12/30/1994.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. James A. Moncrief, a director of the Company, is President and a member of the Green Clinic. The Company manages the Green Clinic pursuant to a 30-year service agreement. Under the service agreement, the Company receives a management fee equal to clinic expenses incurred by the Company plus a percentage of operating income of the clinic.

     Dr. Joseph A. Hill, a director of the Company, is a shareholder of the Doctors' Clinic. The Company manages the Doctors' Clinic pursuant to a 40-year service agreement. Under the service agreement, the Company receives a management fee equal to clinic expenses incurred by the Company plus a percentage of operating income of the clinic.

     Mr. Dent, an executive officer and director of the Company, is a director and shareholder of HRT. The Company's Vero Beach property is leased from HRT by PhyCor of Vero Beach, Inc., a wholly-owned subsidiary of the Company, at a base rental of approximately $1.1 million per year for a term of 15 years. First Physician Care of South Florida, Inc., a wholly-owned subsidiary of the Company made payments in 1999 to HRT totaling $400,000 pursuant to a lease which terminates in 2009. The Company has guaranteed the lease obligations of its affiliated Roanoke, Virginia physician group to HRT. The Roanoke physician group leases properties under a 15-year agreement with HRT which includes rent and certain operating expenses. Such payments totaled approximately $6.4 million in 1999. PhyCor of Richmond, Inc., a wholly-owned subsidiary of the Company, made payments totaling $1.1 million to HRT pursuant to a sublease with Virginia Physicians, Inc. ("VPI"). The Company's obligations under the sublease were terminated in conjunction with the termination of its service agreement with VPI effective December 31, 1999.

     Mr. Dent is also a director and shareholder of HealthStream. The Company has an agreement with HealthStream pursuant to which the Company receives 10.0% of the total cost of each transaction completed by the Company's affiliated physicians with HealthStream. To date the Company has not paid anything to HealthStream or received any payments pursuant to this agreement.

     Mr. Hutts, President, Chief Executive Officer and Chairman of the Board of the Company, and Mr. Brooks, a director of the Company, are directors of Quorum. The Company has entered into an agreement with Quorum to obtain access to volume purchasing agreements, materials management support and other services. Total payments by the Company to Quorum for such services during 1999 were approximately $385,000.

     Messrs. Ackerman and Moorhead, each directors of the Company, are managing directors and members and general partners of Warburg, Pincus. During the second quarter of 1999, the Company announced a definitive agreement allowing for a strategic investment in the Company of up to $200.0 million by funds managed by EMW LLC. The agreement allows for the issuance of two separate series of zero coupon convertible subordinated notes, each resulting in gross proceeds to the Company of $100 million. The first of these series ("Series A Notes") was issued on September 3, 1999. Both series of notes are non-voting, have a 6.75% yield, and are convertible at an initial conversion price of $6.67 at the option of the holder into approximately 15.0 million shares of the Company's Common Stock. Each series of notes will accrete to a maturity value of approximately $266.4 million at the 15-year maturity date and includes an investor option to put the notes to PhyCor at the end of ten years. The Company used the net proceeds of $92.5 million from the Series A Notes to repay indebtedness outstanding under the Company's credit facility. Issuance of the second series of notes ("Series B Notes") under the current terms is dependent upon market conditions and shareholder approval. There is no assurance the Series B Notes will be issued or any other investment in the Company by Warburg, Pincus will be made.

                              SHAREHOLDER PROPOSALS

2001 ANNUAL MEETING

     If a shareholder wishes to have a proposal considered for inclusion in the Company's proxy materials for the 2001 annual meeting of shareholders, the proposal must comply with the Commission's proxy rules, be stated in writing and be submitted on or before January 3, 2001.

DISCRETIONARY AUTHORITY

     The deadline for delivering a notice of shareholder proposal, other than a proposal to be included in the proxy materials for the 2001 annual meeting of shareholders will be March 17, 2001. The persons named as proxies in the Proxy Statement may exercise discretionary voting authority with respect to any matter that is not submitted to the Company by such date. Additionally, even if proper notice is received on or prior to March 31, 2001, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority in voting such proxies with respect to such proposal by advising the shareholders of the proposal and how they intend to exercise their discretion to vote on such proposal, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. Any proposals should be mailed to the Company at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215,
Attention: N. Carolyn Forehand, Secretary.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has not selected an independent public accounting firm to audit the Company's consolidated financial statements for the year ending December 31, 2000. The Company is still considering several independent public accounting firms, including KPMG LLP, its auditors for the 1999 fiscal year, to perform the audit. It is anticipated that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement, if they determine to do so, and will be available to respond to questions at that time.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

     UPON THE WRITTEN REQUEST OF ANY HOLDER OF THE COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE COMMISSION. REQUESTS SHOULD BE DIRECTED TO TARPLEY B. JONES, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215.

                                          By Order of the Board of Directors,


                                          /s/ N. Carolyn Forehand
                                          -----------------------
                                          Secretary

                                  PHYCOR, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 31, 2000

    The undersigned hereby appoints Thompson S. Dent and Tarpley B. Jones, or either of them, with power of substitution, as proxies to vote all shares of PhyCor, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, at 10:00 a.m. on May 31, 2000, on the following matters as indicated below and such other business as may properly come before the meeting.

1. Proposal to amend the Company's 1999 Incentive Stock Plan.

   [ ] FOR                        [ ] AGAINST                        [ ] ABSTAIN

2. Proposal to amend the Company's Amended 1992 Non-Qualified Stock Option Plan for Non-Employee Directors.

   [ ] FOR                        [ ] AGAINST                        [ ] ABSTAIN

3. [ ] FOR the election as Class III directors of all nominees listed: Ronald B. Ashworth, Joseph C. Hutts, Rodman W. Moorhead, III and Derril W. Reeves (except as marked to the contrary hereafter).
   [ ] WITHHOLD AUTHORITY to vote for all nominees listed: Ronald B. Ashworth,
       Joseph C. Hutts, Rodman W. Moorhead, III and Derril W. Reeves.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES, WRITE THEIR NAMES IN THE SPACE PROVIDED BELOW:

                          ------------------------------------------------------

                          ------------------------------------------------------

                          ------------------------------------------------------

IN THEIR DISCRETION, THE PROXIES NAMED ABOVE MAY VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.
            ALL MATTERS TO BE VOTED ON ARE PROPOSED BY THE COMPANY.

    The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this Proxy will be voted (i) FOR the amendment to the Company's 1999 Incentive Stock Plan; (ii) FOR the amendment to the Company's Amended 1992 Non-Qualified Stock Option Plan for Non-Employee Directors; and
(iii) FOR the four nominees as Class III directors of the Company.

                                                Please sign exactly as your name
                                               appears on this Proxy Card. When
                                               signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such. If a corporation, please
                                               sign in full corporate name by
                                               President or other authorized
                                               officer. If a partnership or
                                               limited liability entity, please
                                               sign in full name of such entity
                                               by authorized person.

                                               Dated:                     , 2000
                                                 --------------------------

                                               ---------------------------------
                                               Signature of Shareholder

                                               ---------------------------------
                                               Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.